Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:	Media Relations:
Ed Lockwood	Meggan Powers
Sr. Director, Investor Relations	Sr. Director, Corporate Communications
(408) 875-9529	(408) 875-8733
ed.lockwood@kla-tencor.com	meggan.powers@kla-tencor.com

KLA-Tencor Increases Quarterly Dividend Level To $0.45 Per Share From $0.40 Per Share

MILPITAS, Calif., July 9, 2013--KLA-Tencor Corporation (NASDAQ: KLAC) today announced that its board of directors has authorized an increase in the level of the company's quarterly dividend from $0.40 to $0.45 per share. This increase is expected to take effect beginning with KLA-Tencor's quarterly dividend to be declared in August 2013. This represents a 12.5 percent increase compared to the prior quarterly dividend and is the fifth dividend increase since KLA-Tencor first instituted its dividend in April 2005.

"KLA-Tencor's sustained market leadership and strong cash flow provide the resources to return significant cash to our stockholders through our dividend and share repurchase activities," said Rick Wallace, president and chief executive officer of KLA-Tencor. "This latest increase in the level of the dividend reflects management's ongoing commitment to our stockholders as we execute our long-term growth strategies."

This announcement and other news regarding KLA-Tencor will be discussed later today (July 9, 2013) at the company's annual SEMICON West analyst briefing at the W San Francisco Hotel, with a live webcast beginning at 12:30 p.m. Pacific Daylight Time. The live webcast can be accessed through the Investor Relations page of the KLA-Tencor website at http://ir.kla-tencor.com/, and a replay of the webcast will remain available on KLA-Tencor's Investor Relations web page for 90 days following the webcast.

About KLA-Tencor:
KLA-Tencor Corporation, a leading provider of process control and yield management solutions, partners with customers around the world to develop state-of-the-art inspection and metrology technologies. These technologies serve the semiconductor, LED and other related nanoelectronics industries. With a portfolio of industry standard products and a team of world-class engineers and scientists, the company has created superior solutions for its customers for more than 35 years. Headquartered in Milpitas, Calif., KLA-Tencor has dedicated customer operations and service centers around the world. Additional information may be found at www.kla-tencor.com. (KLAC-F)

Forward Looking Statements:
Statements in this press release other than historical facts, such as statements regarding the anticipated future level of KLA-Tencor's quarterly dividend, the company's commitment to continue paying dividends at any level in the future, the company's commitment to continue repurchasing its shares at any level in the future, KLA-Tencor's ability to maintain its market leadership position and successfully execute its long-term strategies, and the company's future cash flows and availability of cash for the payment of dividends, are forward-looking statements and are subject to the Safe

Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual future results and/or events may differ materially from those projected in such statements due to various factors, including without limitation: a change in KLA-Tencor's dividend policy by the company's board of directors (which has the ability in its sole discretion to increase, decrease or eliminate entirely the company's dividend at any time); unanticipated material payment obligations incurred by KLA-Tencor that decrease the company's willingness or ability to continue paying dividends at the anticipated increased level, or at all; the financial condition of the global capital markets and the general macroeconomic environment; the demand for semiconductors; new and enhanced product offerings by competitors; the ability of KLA-Tencor's research and development teams to successfully innovate and develop technology that is responsive to customer demands; and changing customer demands or technological requirements. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this release, please refer to KLA-Tencor's Annual Report on Form 10‑K for the year ended June 30, 2012, subsequently filed Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein). KLA-Tencor assumes no obligation to, and does not currently intend to, update these forward-looking statements.

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